EXHIBIT 99.1
FOR RELEASE:
CONTACTS:
Blair Corporation
Jude Dippold, Communications Director
814 723-3600
BLAIR CORPORATION APPOINTS JEREL HOLLENS TO BOARD OF DIRECTORS
WARREN, Pa., (February 24, 2006) – Blair Corporation (Amex: BL), (www.blair.com), a national catalog and multi-channel direct marketer of women’s and men’s apparel and home products, today announced the appointment of Jerel G. Hollens, an independent consultant, as a new Director of the Board. The addition of Mr. Hollens increases the number of board members from eight to nine following a number of retirements over the past year.
Before recently establishing himself as an independent consultant, Mr. Hollens was Senior Vice President, Supply Chain, for Dick’s Sporting Goods. During his time in that position, he developed a comprehensive supply chain strategy to serve the company’s 235 stores and accommodate an average growth of 50 stores each year. Previously, Mr. Hollens served as Vice President, Business Design, at Gap Inc., where he was responsible for leading a cross-functional team implementing business best practices. He has applied his expertise in supply chain management at several previous positions, including: Vice President, Supply Chain, at Toys R Us, Babies R Us, Toys R Us.com; Vice President, Merchandise Planning and Allocation, at Kids R Us, Babies R Us; and Vice President, Planning and Allocation, at the May Company.
“Jerel’s expertise in supply chain management is a key asset which he brings to our Board as is his broad experience in senior positions in other companies with diverse responsibilities. His input will be important as Blair moves into the future and positions itself for renewed corporate growth,” said Craig N. Johnson, Blair Corporation Board Chairman, in announcing the appointment. “Supply chain management is a crucial component of business at Blair. Having Jerel’s expertise on our Board will be invaluable.”
Mr. Hollens, a graduate of Central Michigan University, began his career at the National Bank of Detroit. He then moved to positions at Target Corporation, J.L. Hudson Department Store in Detroit, followed by a move to Target Corporation’s Mervyn’s Division, where he held the position of Director of Merchandise Planning, Systems, Control and Training.
ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs approximately 2,000 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (Amex:BL). For additional information, please visit http://www.blair.com.